Exhibit 23.2
Consent of Jun He Law offices, PRC Counsel
March 15, 2006
SINA CORPORATION
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040
People’s Republic of China
Dear Sir or Madam:
We consent to references by SINA Corporation to sections of the Annual Report prepared by our firm under the heading “Government Regulation and Legal Uncertainties” on Form 10-K for year ended December 31, 2005.
Yours faithfully,
For and on behalf of
Yours faithfully,
/s/ JUN HE LAW OFFICES
JUN HE LAW OFFICES